SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D Under the Securities Exchange Act of 1934
(Amendment No. 1)*

nCino, Inc.

(Name of Issuer)
Common Stock, $0.0005 Par Value Per Share

(Title of Class of Securities)
63947X101

(CUSIP Number)
Andrew Prodromos
Deputy General Counsel and Chief Compliance Officer
Insight Partners
1114 Avenue of the Americas, 36th Floor
New York, NY 10036
(212) 230-9200

With a copy to:
Matthew J. Haddad
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
(212) 728-8000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
August 29, 2023

(Date of Event which Requires
Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐
NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 3,951,261 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 3,951,261 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,951,261 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.5% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 3,240,081 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 3,240,081 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,240,081 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 626,762 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 626,762 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 626,762 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners X (Co-Investors), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 94,014 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 94,014 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,014 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight SN Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 2,217,791 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 2,217,791 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,217,791 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0% (1)
14	TYPE OF REPORTING PERSON (See Instructions) OO
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight SN Holdings 2, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 1,827,484 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 1,827,484 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,827,484 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6% (1)
14	TYPE OF REPORTING PERSON (See Instructions) OO
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 10,310,944 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 10,310,944 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,310,944 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.1% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 5,123,257 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 5,123,257 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,123,257 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 1,092,443 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 1,092,443 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,092,443 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners IX (Co-Investors), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 205,816 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 205,816 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205,816 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 4,190,253 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 4,190,253 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,190,253 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 3,368,720 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 3,368,720 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,368,720 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 3,097,549 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 3,097,549 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,097,549 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.7% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 3,812,367 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 3,812,367 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,812,367 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.4% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 7,912,118 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 7,912,118 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,912,118 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.0% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates X, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 7,921,665 (1)(2)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 7,921,665 (1)(2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,921,665 (1)(2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.0% (1)(2)
14	TYPE OF REPORTING PERSON (See Instructions) CO
(1)	See Item 5.
(2)
Includes 9,547 shares of Common Stock held of record by IVP (Venice), L.P., which may be deemed attributable to Insight Venture Associates X, Ltd., because Insight Venture Associates X, Ltd. is the managing member of IVP GP (Venice), LLC, which in turn is the general partner of IVP (Venice), L.P.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 16,732,460 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 16,732,460 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,732,460 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.8% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates IX, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 16,732,460 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 16,732,460 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,732,460 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.8% (1)
14	TYPE OF REPORTING PERSON (See Instructions) CO
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates Growth-Buyout Coinvestment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 14,468,889 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 14,468,889 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,468,889 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates Growth-Buyout Coinvestment Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 14,468,889 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 14,468,889 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,468,889 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8% (1)
14	TYPE OF REPORTING PERSON (See Instructions) CO
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 39,123,014 (1)(2)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 39,123,014 (1)(2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,123,014 (1)(2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6% (1)(2)
14	TYPE OF REPORTING PERSON (See Instructions) OO
(1)	See Item 5.
(2)
Includes 9,547 shares of Common Stock held of record by IVP (Venice), L.P., which may be deemed attributable to Insight Holdings Group, LLC, because Insight Holdings Group, LLC is the sole shareholder of Insight Venture Associates X, Ltd., which in turn is the managing member of IVP GP (Venice), LLC, which in turn is the general partner of IVP (Venice), L.P.

This Amendment No. 1 to Schedule 13D (this “Amendment No. 1”) is being filed on behalf of the Reporting Persons (as defined below) with respect to the shares of Common Stock, par value $0.0005 per share (the “Common Stock”), of nCino, Inc., a Delaware corporation (the “Issuer”), to amend the Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 18, 2022 (the “Schedule 13D”) on behalf of the following persons (each, a “Reporting Person”, and collectively, the “Reporting Persons”): (i) Insight Venture Partners X, L.P., a Cayman Islands exempted limited partnership (“IVP X”); (ii) Insight Venture Partners (Cayman) X, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman X”); (iii) Insight Venture Partners (Delaware) X, L.P., a Delaware limited partnership (“IVP Delaware X”); (iv) Insight Venture Partners X (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors X” and, together with IVP X, IVP Cayman X and IVP Delaware X, the “IVP X Funds”); (v) Insight SN Holdings, LLC, a Delaware limited liability company (“IVP X HoldCo 1”); (vi) Insight SN Holdings 2, LLC, a Delaware limited liability company (“IVP X HoldCo 2” and, together with IVP X HoldCo 1, the “IVP X HoldCos”); (vii) Insight Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (“IVP IX”), (viii) Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman IX”), (ix) Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (“IVP Delaware IX”), (x) Insight Venture Partners IX (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors IX” and, together with IVP IX, IVP Cayman IX and IVP Delaware IX, the “IVP IX Funds”); (xi) Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., a Cayman Islands exempted limited partnership (“IVP GBCF”), (xii) Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., a Cayman Islands exempted limited partnership (“IVP Cayman GBCF”), (xiii) Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., a Delaware limited partnership (“IVP Delaware GBCF”), (xiv) Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P., a Cayman Islands exempted limited partnership (“IVP B GBCF” and, together with IVP GBCF, IVP Cayman GBCF and IVP Delaware GBCF, the “IVP GBCF Funds”); (xv) Insight Venture Associates X, L.P., a Cayman Islands exempted limited partnership (“IVA X”); (xvi) Insight Venture Associates X, Ltd., a Cayman Islands exempted company (“IVA X Ltd”); (xvii) Insight Venture Associates IX, L.P., a Cayman Islands exempted limited partnership (“IVA IX”); (xviii) Insight Venture Associates IX, Ltd., a Cayman Islands exempted company (“IVA IX Ltd”); (xix) Insight Venture Associates Growth-Buyout Coinvestment, L.P., a Cayman Islands exempted limited partnership (“IVA GBC”); (xx) Insight Venture Associates Growth-Buyout Coinvestment Ltd., a Cayman Islands exempted company (“IVA GBC Ltd”); and (xxi) Insight Holdings Group, LLC, a Delaware limited liability company (“Holdings”). This Amendment No. 1 is being filed to reflect changes in the number of issued and outstanding shares of the Issuer’s Common Stock as reported in the Issuer’s quarterly report for the quarterly period ended July 31, 2023, as filed with the SEC on August 29, 2023 (the “10-Q”), and is being filed to amend Item 5 of the Schedule 13D as follows:

Item 5. Interest in Securities of the Issuer.

Items 5(a) and 5(b) of the Schedule 13D are amended as follows:

The responses of the Reporting Persons on the cover pages hereof are incorporated herein by reference.  As of the date hereof, the Reporting Persons beneficially own an aggregate of 39,123,014 shares of Common Stock, which represent approximately 34.6% of the Common Stock outstanding.  The percentage of the Common Stock beneficially owned by each Reporting Person as reported herein (including on the cover pages hereof) is calculated based on 112,911,195 shares of Common Stock outstanding as of August 24, 2023, as set forth in the 10-Q.

Each of Holdings, IVA X Ltd, IVA IX Ltd, IVA GBC Ltd, IVA X, IVA IX and IVA GBC expressly declare that nothing herein shall be construed as an admission that it is, for the purposes of sections 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of any securities covered hereby.  IVP X expressly declares that nothing herein shall be construed as an admission that it is, for the purposes of sections 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of all of the securities owned by the IVP X HoldCos.

76,417 shares of Common Stock are beneficially owned by Jeffrey Horing, a Scheduled Person.  To the Reporting Persons’ knowledge, no shares of Common Stock are beneficially owned by any other Scheduled Person.

Item 7. Material to Be Filed as Exhibits.

Exhibit 7.1
Joint Filing Agreement, dated as of January 18, 2022, by and among the Reporting Persons (incorporated by reference to Exhibit 7.1 to the Schedule 13D filed on behalf of the Reporting Persons with the SEC on January 18, 2022).

Exhibit 7.2
Agreement and Plan of Merger, dated as of November 16, 2021, by and among nCino, Inc., Penny HoldCo, Inc., Dollar Merger Sub, Inc., Penny Merger Sub, LLC, SimpleNexus, LLC, Insight Venture Partners, LLC and the other parties thereto (incorporated by reference to Exhibit 2.1 to Form 8-K filed by nCino, Inc. with the SEC on November 17, 2021)

Exhibit 7.3
Restrictive Covenant Agreement, dated as of November 16, 2021, by and among Penny HoldCo, Inc. and the Reporting Persons party thereto (incorporated by reference to Exhibit 10.1 to Form 8-K filed by nCino, Inc. with the SEC on November 17, 2021).

Exhibit 7.4
First Amended and Restated Investors’ Rights Agreement, dated as of February 12, 2015, by and among the Issuer, the Reporting Persons party thereto and the other parties thereto (incorporated by reference to Exhibit 4.2 to Form S-1 filed by nCino, Inc. with the SEC on June 22, 2020), and each amendment thereto (incorporated by reference to Exhibits 4.3, 4.4, 4.5, 4.6, 4.7, 4.8 and 4.9 to Amendment No. 1 to Form S-1 filed by nCino, Inc. with the SEC on July 6, 2020).

SIGNATURES
After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: August 31, 2023	INSIGHT VENTURE PARTNERS X, L.P. By: Insight Venture Associates X, L.P., its general partner By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE PARTNERS (CAYMAN) X, L.P. By: Insight Venture Associates X, L.P., its general partner By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE PARTNERS (DELAWARE) X, L.P. By: Insight Venture Associates X, L.P., its general partner By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE PARTNERS X (CO-INVESTORS), L.P. By: Insight Venture Associates X, L.P., its general partner By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT SN HOLDINGS, LLC

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT SN HOLDINGS 2, LLC

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE PARTNERS IX, L.P. By: Insight Venture Associates IX, L.P., its general partner By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

DDated: August 31, 2023	INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P. By: Insight Venture Associates IX, L.P., its general partner By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P. By: Insight Venture Associates IX, L.P., its general partner By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P. By: Insight Venture Associates IX, L.P., its general partner By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023
INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND, L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023
INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (CAYMAN), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023
INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (DELAWARE), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023
INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (B), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE ASSOCIATES X, L.P. By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE ASSOCIATES X, LTD.

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE ASSOCIATES IX, L.P. By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE ASSOCIATES IX, LTD.

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE ASSOCIATES GROWTH-BUYOUT COINVESTMENT, L.P. By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: August 31, 2023	INSIGHT VENTURE ASSOCIATES GROWTH-BUYOUT COINVESTMENT, LTD.

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: January 18, 2022	INSIGHT HOLDINGS GROUP, LLC

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Attorney-in-fact